EXHIBIT 10.5

[Regions Logo]

                         , 20

<Name>

<Address 1>

<Address 2>

Dear <Name>,

Pursuant to the terms and conditions of the company’s [AmSouth Bancorporation 2006 Long-Term Incentive Compensation Plan] [Regions Financial Corporation 2006 Long Term Incentive Plan] (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Performance-Based Restricted Stock Award for <number> shares of stock as outlined below.

Granted To:	<Name>

Grant Date:	February 24, 2009

Granted:	<number>

Per Share Value of Award on Grant Date:	$3.29

Vesting Schedule and Performance-Based Conditions:

<number1>/1/ shares vest if Regions’ average stock price per share (as reported on the New York Stock Exchange) equals or exceeds $4.11 during any 90 day period between February 24, 2012 and February 24, 2013;

<number1>/1/ shares vest if Regions’ average stock price per share (as reported on the New York Stock Exchange) equals or exceeds $4.38 during any 90 day period between February 24, 2012 and February 24, 2013;

<number1>/1/ shares vest if Regions’ average stock price per share (as reported on the New York Stock Exchange) equals or exceeds $4.94 during any 90 day period between February 24, 2012 and February 24, 2013;

/1/ one-third of the number of shares granted

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this grant notice.

Signed:	Date:

Please sign one copy of this document and return it to Executive Compensation, Regions Center, xx Floor in the enclosed pre-addressed interoffice envelope.

[Regions Logo]

PERSONAL & CONFIDENTIAL

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

Under the

[AMSOUTH BANCORPORATION 2006 LONG -TERM INCENTIVE COMPENSATION PLAN]

[REGIONS FINANCIAL CORPORATION 2006 LONG TERM INCENTIVE PLAN]

You have been granted an award of performance-based Restricted Stock (the “Restricted Stock” or “Award”) under the [AmSouth Bancorporation 2006 Long-Term Incentive Compensation Plan] [Regions Financial Corporation 2006 Long Term Incentive Plan] (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. The Plan and this document set forth the terms and conditions of your Award. This document constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The number of shares of restricted stock that have been granted to you under this Award, the dates on which they become exercisable (i.e. “vest”), and the performance conditions that must be satisfied in order for some or all of the shares to vest are set forth in the grant notice attached hereto and incorporated herein by reference. Specific information concerning your Award of performance-based Restricted Stock is currently provided to you online through Wealthviews.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special election, called a “Section 83(b) election” with the IRS within 30 days after the date this Award is granted to you. If you are considering doing this, you should consult the Prospectus for additional information. The prospectus contains, among other things, a summary explanation of certain federal income tax consequences of different types of awards under the Plan. However, since tax laws often change, you should consult your tax advisor for current information at any given time. You agree that you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

During the Period of Restriction (for purposes of this Award Agreement “Period of Restriction” includes any additional performance measurement period as set forth in the grant notice) and until the performance conditions on vesting are satisfied or the Period of Restriction has expired without the conditions having been satisfied, your Restricted Stock will be held in the Plan in book-entry form, though you will be the beneficial owner of the stock. You may request a stock certificate for vested shares after the restrictions lapse and applicable performance conditions have been satisfied. If the Period of Restriction expires without the performance conditions having been satisfied as to all or any portion of the Award, the Award will be forfeited to that extent.

During the Period of Restriction and until the shares of Restricted Stock subject to this Award vest or are forfeited, as the case may be, you will have the right to vote these shares and will receive any dividends declared on them. If at the end of the Period of Restriction you are still employed by Regions, upon satisfaction of the performance conditions and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the vested number of shares will be released to you as provided in the Plan, this Award Agreement, and the grant notice. Upon the vesting of shares of Restricted Stock, you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that would otherwise be released to you, to the extent and in the manner allowed by the Plan or as otherwise determined by the Committee.

If, during the Period of Restriction, your employment with Regions is terminated for reasons other than (i) death, (ii) Disability, (iii) retirement at or after age 55 with 10 years of service, or (iv) the occurrence of a Change in Control while you are employed, your Restricted Stock will be forfeited as of the date your employment is terminated. In the event of termination of your employment by retirement at or after age 55 with 10 years of service prior to November 30 of the calendar year of the grant, your Restricted Stock will be forfeited as of the date of your retirement. If you terminate employment with Regions during the Period of Restriction due to death or Disability, you (or your beneficiary, as applicable) will remain eligible to receive the shares, if any, that subsequently vest by virtue of satisfaction of the performance conditions during the Period of Restriction. In the event of termination of your employment by retirement at or after age 55 with 10 years of service on or after November 30 of the calendar year of the grant, or upon the occurrence of a Change in Control while you are employed by the Company, unless otherwise specifically prohibited by applicable laws, rules or regulations, you will remain eligible to receive the shares, if any, that subsequently vest by virtue of satisfaction of the performance conditions during the Period of Restriction.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the Restricted Stock under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law (including, but not limited to, Section 111 of the Economic Stabilization Act of 2008, as amended, and any rules, regulations and standards established thereunder).

By signing the grant notice for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and conditions set forth in the Plan, this Award Agreement and the grant notice. You further agree and acknowledge as follows: (1) that this Award Agreement, the Plan and the grant notice set forth the entire agreement of Regions and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Award Agreement and the grant notice may be amended, modified or waived unless any such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Company actually authorized to do so, and (4) that this Award Agreement is binding on the Company’s and your successors and assigns.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:	/s/ C. Dowd Ritter
Name:	C. Dowd Ritter
Title:	Chairman, President & CEO